UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

WILEY AREA DEVELOPMENT LLC

(Exact name of issuer as specified in its charter)

572 Breckenridge Way

Beavercreek, OH 45430

937.410.0041

AN OHIO LIMITED LIABILITY COMPANY

81-5422785

937.410.0041

(Registrant’s telephone number, including area code)

Class B Units

(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report, the term “WILEY AREA DEVELOPMENT” “Tasty Equity” “we,” or “the company” refers to WILEY AREA DEVELOPMENT, LLC.

This report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Item 1. Business

Wiley Area Development LLC was formed on February 20, 2017 as an Ohio limited liability company. On February 1, 2019, Wiley Area Development LLC registered the trade name Tasty Equity in the state of Ohio in order to do business under that name. The Company was formed to leverage the extensive relationships, operational expertise and in-the-trenches operational experience of its founders to serve as the operating partner to independent restaurant owner operator franchisees of Rapid Fired Franchising and Hot Head Franchising.

Tasty Equity invests alongside restaurant owners, providing initial working capital to fund the startup costs that occur prior to securing bank financing based upon a bank pre-approval for each restaurant owner. In addition, the Company provides advisory services related to site selection, restaurant design, operations and serves as the back office operating partner for each restaurant owner. Tasty Equity has sponsored a restaurant owner in the development of two Rapid Fired Pizza restaurants and acquisition of two Hot Head Burrito restaurants and serves as the operating partner for those stores. Tasty Equity has additional new stores in development including a fifth one with that operator and several with other independent restaurant owner operators in various states nationwide from California to Connecticut.

Tasty Equity builds, owns, and operates “Fast Casual” restaurants as an independent owner operator franchisee, and must be regarded as a separate and distinct entity from any franchisor with whom Tasty Equity contracts for franchises. For the purposes of this Offering Circular, “Rapid Fired Franchising” and “Hot Head Franchising” will refer to Rapid Fired Franchising, LLC and Hot Head Franchising, LLC respectively.

Tasty Equity’s Existing Restaurants

Tasty Equity owns 18% of Wiley Ventures LLC which operates the Rapid Fired Pizza restaurant located at 2815 Elida Road in Lima, Ohio and 18% of Wiley Ventures II LLC which operates the Rapid Fired Pizza restaurant located at 852 South Main Street in Bowling Green, Ohio. Tasty

Equity also owns 18% of WD HHB Toledo LLC which operates the Hot Head Burritos restaurant located at 104 East South Boundary Street in Perrysburg, Ohio and the Hot Head Burritos restaurant located at 1510 South McCord Road in Holland, Ohio. Tasty Equity will own 18% of WD RFP Findlay LLC which will own the Rapid Fired Pizza restaurant in development in Findlay, Ohio that Tasty Equity plans to open in 2021.

How New Restaurants Will Fit Into The Tasty Equity Business

In addition to the four existing restaurants a fifth location was originally planned to open in Fall of 2019 that was delayed due to the launch of our Offering and is has been on hold with deposits outstanding until the COVID-19 related dining room restrictions were relieved. Per the project plan below, we plan to allocate the assets of that location to a new location that is better suited to the geographic coverage of our management team.  While Tasty Equity has the option to develop locations in cooperation with Area Developers for either brand, in any state, our plans for 2023 call using the proceeds of this Offering to first acquire at least three of five currently available Hot Head Burritos Franchisee locations in our Northern Ohio operating footprint as quickly as possible. Then proceed with Billboards to help identify motivated landlords and potential Franchisees in our Top 5 Northern Ohio Cities including:  Cuyahoga Falls, Fairlawn, Stow, Ravena and Macedonia for two reasons:  1) these locations best match the demographics of our top performing locations; and 2) because these locations fit well into the existing geographic coverage expanded store operations management team which includes our VP of Operations and three Area Supervisors.  We present this target geography as the Interstate-80/Interstate-90 corridor from Toledo, through Cleveland and Youngstown to Pittsburgh.

Our store development plans include regular Fast Casual formats of each brand and the large format Hot Head Mexican Grill & Cantina and Rapid Fired Pizza & Taproom versions. The large format locations will include a 60-tap Self-Pour iPourItTM system with beer, cider, wine, pre-mixed cocktails and some of the first Self-Pour top shelf liquor shot iPourItTM systems with shots of liquor such as tequila, vodka, rum and bourbon in the nation. The regular Fast Casual formats will generally include 24-tap Self-Pour iPourItTM alcohol systems where liquor licenses are available. For each new restaurant opened, Tasty Equity will own between 18% and 80% of the new store, depending on several factors.

A standard Rapid Fired Pizza restaurant, for example, typically costs approximately $500,000 to open. Tasty Equity will pay part or all of the 10-20% down payment necessary for its restaurant owner operator partner in each store and obtain a loan for the remainder of the funds required to open. In this scenario, Tasty Equity will own between 18% and 80% of that restaurant subject to the independent restaurant owner operator’s financial qualifications and the financial participation of the local franchise system Area Developer.

Each new large-format Hot Head Mexican Grill & Cantina or Rapid Fired Pizza & Taproom is expected to cost approximately $1,000,000 to open. Tasty Equity will pay part or all of the 10- 20% down payment necessary for its restaurant owner operator partner in each store and obtain a loan for the remainder of the funds required to open. In this scenario, Tasty Equity will own between 18% and 80% of that restaurant subject to the independent restaurant owner operator’s financial qualifications and the financial participation of the local franchise system Area Developer.

In some cases, for certain experienced restaurant operators who may not be eligible to obtain a loan, Tasty Equity may obtain the loan itself or otherwise participate in the financing. Under such scenarios, Tasty Equity would likely own 60% to 80% of the new restaurant.

If Tasty Equity raises its goal of $1,000,000 net of expenses in 2022 via this Offering, it will have the ability to open 10 to 20 standard Rapid Fired Pizza and/or Hot Head Burritos new restaurants, owning at least 18% of each new restaurant. Should Tasty Equity raise more than its goal of $1,000,0000 in this Offering, it will scale operations with a goal of adding another 10-20 new restaurants for each additional $1,000,000 raised depending upon the financial qualifications of the owner operator and franchise system Area Developer engaged in the financing of each restaurant.

Additional information regarding the business may be found in our most recent SEC filing at:

https://www.sec.gov/Archives/edgar/data/0001766914/000176691421000005/0001766914-21-000005-index.htm

We have 3 full time team members, two of which are co-founders Chris Wiley and Peter Wiley who do not draw salaries at this time and do not intend to until after we achieve our capital raise objectives, plus on Area Supervisor who is technically our only employee that as part of our Franchise Management Service contracts, and 1 part-time contractor who handles our Investor Relations and backs-up our Area Supervisors for technology issues. We are not involved in any bankruptcy, receivership, or similar proceeding. We are not involved in any legal proceedings material to the business or financial condition of the issuer. We are not involved in any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of the Company's financial condition and results of the Company's operations together with the Company's financial statements and related notes appearing at the end of this Form 1-K. This discussion contains forward-looking statements reflecting the Company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in the Company’s Offering Circular.

Wiley Area Development LLC was formed on February 20, 2017 as an Ohio limited liability company. On February 1, 2019, Wiley Area Development LLC registered the trade name Tasty Equity in the state of Ohio in order to do business under that name. The Company was formed to leverage the extensive relationships, operational expertise and in-the-trenches operational experience of its founders to serve as the operating partner to independent restaurant owner- operator franchisees of Rapid Fired Franchising and Hot Head Franchising.

The grand majority of the equity of Tasty Equity is presently owned by Chris Wiley and Peter Wiley, but as Class B Units of the Company are issued pursuant to this Offering, Chris Wiley and Peter Wiley’s ownership in the Company will be diluted. If the maximum amount is raised in this Offering, investors in this Offering will own 10.0% of the Company. All equity in the Company are Class A or Class B Units with the rights and privileges of said class of securities as set out herein.

Results of Operations

The period of January 1, 2020 to December 31, 2020.

Revenue. Total revenue for the period from January 1, 2020 to December 31, 2020 was $43,719. This revenue was from the commencement of our Franchise Management Services Agreements with our original four restaurants.  There was no material change as the Company was still in the organizing phase of operations and did not receive income from the four restaurants in which it is invested with owner-operators.  2020 was marked by the Covid-19 market disruption and materially impacted our operations and the cash flows of the restaurants we are invested in. We facilitated securing Paycheck Protection Program (“PPP”) funding for each of the restaurants we operate.  We secured FEMA SBA Economic Injury Disaster Loans (“EIDL”) for two of those restaurants and are appealing to secure EIDL loans for the two other restaurants that we operate.  We also secured a EIDL loan for Wiley Area Development LLC which enabled us to effectively restart our public offering with a specialized advertising agency and dramatically enhanced services after suspending our advertising from March through July.

Operating Expenses. Operating expenses for the period from January 1, 2020 to December 31, 2019 was $720,533. This is due to expenses related to the ramp up first year of marketing our public offering.

Net Loss. Net Loss for the period from January 1, 2020 to December 31, 2020 was $783,829. This is due to operating expenses related to preparations for our public offering, then ramping up the public offering advertising including interest expense from debt financing and engaging a specialized Advertising Agency known as Retail Media.

The period of January 1, 2021 to December 31, 2021.

Revenue. Total revenue for the period from January 1, 2021 to December 31, 2021 was $231,678. This increase in revenue reflects the additional seven restaurants we have under the control of our Franchise Management Agreements that were acquired personally by Chris Wiley and Peter Wiley in concert with their brother Ray Wiley from a retiring franchisee.  They have a plan to grant back a portion of their equity in those seven restaurants but the bankers who financed the transaction have firm stipulations that we retire a significant amount of our short-term debt and demonstrate that we can operate cashflow positive.  We may be able to overcome this restriction through the use of Stock Purchase Options or Warrants granted by us personally to Tasty Equity and we are actively exploring this option.  Our goal is to complete such an arrangement in 2022. Until such time, Tasty Equity generates substantial fees but doesn’t not yet own a portion of those seven new locations.

In addition to the PPP and EDIL loans we secured in 2020, we also secured PPP round two loans for the two Rapid Fired Pizza restaurant we operate in 2021 but the two Hot Head Burritos restaurants we operate did no experience significant enough losses to qualify for the PPP round two loans.  Moreover, our CPA firm successfully applied for and secured on our behalf more than $600,000 in Employee Retention Tax Credits which along with the forgiven PPP loans and government grants, were converted to cash as Other Income resulting in our four original restaurants generating combined total of $411,781 in Net Income for the members of those LLCs and of course our as yet undistributed share, based on our 18% equity in each of those entities, is reflected in our financial statements.

Operating Expenses. Operating expenses for the period from January 1, 2021 to December 31, 2021 was $720,223. The majority of these expenses are for the advertising and marketing expenses for our public offering which was materially disrupted by Covid. Due to the disruption to the advertising markets of the Apple iOS privacy changes, our ability to generate share sales via social media marketing was severely compromised in 2021.  We held our ground, remained engaged with our investors through monthly webinars, and executed a complete public offering platform conversion and moved to a larger dedicated broker dealer team over the course of 2021.  This all culminated just in time to fully relaunch our public offering in January 2022.

Net Loss. Net Loss for the period from January 1, 2021 to December 31, 2021 was $524,674. Operating much like a startup company for the purposes of our public offering, while we continue to run operating losses due to our investments in the market platform, we reduced our Net Loss by $259,155 in 2021 vs 2020.  We continue to experience operating expenses related to restarting our public offering but also including interest expense from debt financing that we carried from pre-offering our startup costs.

Liquidity and Capital Resources

The Company had net cash of $11,466 at December 31, 2021, and net cash of $60,473 as of December 31, 2020. This material change is due to legal, professional and marketing expenses for our public offering which became requalified on December 5, 2020 and then was extended through 2021.  We became requalified again on December 7, 2021 thereby enabling us to extend our offering until December 7th, 2022.

The Company will have additional capital requirements during 2022. The Company does not expect to be able to satisfy our cash requirements through sales, and therefore will attempt to raise additional capital through the sale of its Class B Units in this Offering, and perhaps additional securities in additional offerings.

The Company cannot assure that it will have sufficient capital to finance its growth and business operations or that such capital will be available on terms that are favorable to it or at all. The Company is currently incurring operating deficits that are expected to continue for the foreseeable future.  Like many startup companies, that incur operating deficits during their initial years of operations, those losses translate into Tax Loss Carry-Forwards that may offset profitable operations for several years to come especially under the expanded provisions of the Tax Cut & Jobs Act of 2017 and the multiple components of CARES Act legislation.

Plan of Operations

The Company's plan of operation for the 12 months following the requalification of this Offering  to run until December 7, 2022, includes proceeding, as quickly as our capital raise via share sales as the Offering allows, such that we can proceed with the following Hot Head Mexican Grill & Cantina and Rapid Fired Pizza & Taproom restaurant development or enhancement projects in conjunction with local owner-operators, franchise system area developers and local limited partners:

•Proceed immediately with the acquisition of two more Hot Head Burritos locations in the Toledo and Findlay markets based on our initial discussion of terms with a franchisee who has become consumed in his other business which is very large-scale catering.  We have offered to partner with him by buying-in as a 50% Operating Partner, converting him to a Limited Partner, then sharing the gains at some point in the future when we attract institutional investors to scale the Hot Head Brand from about 100 to the next tier of 200 to 500 locations as discussed in several of my Monthly Investor Briefing Webinars.  I am actively working with our banker to structure this transaction and hope to consummate by June or worst case July 2022 so we get the big lift of the summer sales season together.

•Proceed with Billboards to generate both potential Landlord and potential Franchisee/Operator inquiries in proximity of our Top 5 Cities on the I-80/I-90 corridor.  As mentioned above, those cities include Cuyahoga Falls, Fairlawn, Stow, Ravena and Macedonia.   All of these cities meet or exceed the demographics, income levels, traffic through put and competitive landscape of our top performing locations.  We are confident we can identify locations and candidate operators, or simply build them ourselves in conjunction with our own management team, even sponsoring one or more of them as our Sponsored Owner Operator Franchisee.  All of these cities are within the geographic coverage footprint of our now expanded management team that includes our VP of Operations and his two supervisors from the seven Hot Head Burritos locations acqiustions and our original Area Supervisor for our original two Hot Head Burritos and two Rapid Fired Pizza locations.

•The company engaged in pursuit of a transaction to acquire 7 Hot Head Burritos restaurants and the Area Developer license for the Cleveland and Pittsburgh markets from a retiring franchisee in summer 2021.  Due to limitations imposed by our bankers still reeling from the Covid-19 market disruption, they only allowed that Tasty Equity Co-Founders Chris Wiley and Peter Wiley would be allowed to acquire the stores personally in conjunction with their brother Ray Wiley who is the Hot Head Burritos Franchising system CEO and Co-Founder.  We personally completed that acquisition much like when we acquired our first two Hot Head Burritos locations in Holland and Perrysburg, OH.  For those original stores, we granted back 9% each of our equity to Tasty Equity thereby causing the Company to be an 18% Member in what became WD HHB Toledo LLC.  As mentioned above in this document, it is our intention to complete arrangements for Tasty Equity and our Class B members to have access to equity in the seven new restaurants through a process of granting stock purchase options or warrants such that in the event of a sale of the company or change of control, that vesting would occur for a similar portion of equity.  We plan to accomplish this as a 2022 initiative after satisfying certain other stipulations of our bankers.  In the meantime, we facilitated the transaction for in exchange for the opportunity to become the operating partner via Franchise Management Services contract with the option to secure a minority equity stake in the company in the future after achieving our minimum capital raise objectives.  Doing so will have a nearly equivalent effect as securing a minority ownership position in the joint venture and we look forward to the opportunity to earn that right after achieving the minimum capital raise objectives of our offering in 2022.

•We completed the full digital upgrade of our two Hot Head Burritos restaurants along with full remodels.  We launch our re-grand opening marketing campaign just in time for Cinco de Mayo in 2021. Both locations experienced significant sales gains setting historical records within months.  For 2022 we continue expand the marketing now that our crews are stabilized and kick off the summer with this year’s Cinco de Mayo promotions.  We are also considering adding Margarita Bubblers to create an additional Up-Sell/Cross-Sell opportunity to build on the amazing increases in average sale totals referred to as dollar per Ticket that we increased in 2021 from about $12 to about $15.  For 2022 we hope to achieve nearly $17.  For a restaurant with steady traffic of 800 customers per week, that total $5 per ticket increase generates an additional $4,000 per week in sales in location that at $12 per ticket only generated $9,600 in sales.  That is the difference between breaking even and generating our target annualized net cash flow of $5,000 per month and we are well on our way to achieving that goal for both locations.

•Proceed with construction for the fifth restaurant that we originally planned on developing in Findlay, Ohio as a Rapid Fired Pizza & Taproom. Unfortunately, that market is no longer suitable due to the presence of direct competitors in both market centers.  Therefore, we are repositioning to develop the large-format, 60-tap Self Pour format in Boardman, OH where we have access to a team that build one of the major competitors as our pending operating partner and we’ll have the oversight of the VP of Operations and two Area Supervisors we acquired with the new seven Hot Head Burritos location last summer.  We have filed a soft letter of intent with a very desirable property and are working through preliminary lease and design restriction considerations with the landlord.  They have offered very attractive Tenant Improvement Allowances that would literally fund half of the construction cost. As noted, we already have the liquor license ($25,000+ asset, 60-Tap alcohol system deposit paid ($75,000 asset), the design drawn ($5,000 asset) and our brother Ray has agreed to contribute all the internal furnishings that are currently in storage from two legacy store closures.  We hope to keep this project on track for a 2022 opening.

•Proceed with plans to upgrade the Company’s existing Lima, Ohio Rapid Fired Pizza restaurant with a 24 tap Self-Pour system for which the Company has already advanced the deposit and secured contractor bids. The Company believes this will create an opportunity for potentially increased sales and cash flows. Next steps on this project to expand one of our existing restaurants have been delayed until we have raised sufficient capital from our Offering to cover the additional bank loan required to finance the expansion.  Our landlord is in a Chapter 11 bankruptcy and is highly motivated to lease us the additional adjacent space.  We look forward to the opportunity to complete this project as a pilot for our large format Rapid Fired Pizza & Taproom building upon an already top performing location.

•Proceed with the potential acquisition of a Rapid Fired Pizza restaurant in Sandusky, Ohio from an existing franchisee who is retiring and promote an existing employee to become the owner-operator on a sweat equity vesting basis creating an equity opportunity for them and providing a potential additional source of near-term cash flow for Tasty Equity. The Company also plans to upgrade that restaurant with a 24 tap Self-Pour system. Next steps on this project were delayed by the delay in the launch of our Offering.  We look forward to proceeding with this project as soon as share sales generate sufficient working capital to support the Self-Pour upgrade project and any costs associated with assuming control of the business.  We have already come to a conceptual agreement to assume control of the restaurant from the franchisee in a cooperative, non-cash arrangement whereby we would restructure and assume the current debt and they would enjoy their retirement as a limited partner investor.  Assuming control of this restaurant is a short-term opportunity to broaden our Ohio base and increase our cashflows without the lead time of construction.  The current owner lives more than three hours’ drive away and is not able to oversee day to day operations.  By contrast, the restaurant is within 50 miles of our current Toledo restaurants and would be supervised by our current team that pioneered the Self Pour Alcohol in our Bowling Green, Ohio Rapid Fired Pizza.  We are confident this would be additive to our revenues and profits.

•Proceed with plans to upgrade the Company’s existing Bowling Green, Ohio Rapid Fired Pizza location by building out an adjacent 2,000 square feet that is already part of its lease and converting it to a large format Rapid Fired Pizza & Taproom through the finishing of that space and expanding the existing 18 tap Self-Pour system, for which the Company has already advanced deposits and secured contractor bids, to a total of 30 taps and adding pool tables, darts and other adult recreation space. The Company believes this will create an opportunity for potentially increased sales and cash flows. Next steps on this project are also subject to raising sufficient funds from share sales to cover the working capital required to secure the loan for the store upgrade.  The plans are drafted and can be ready for permits on short notice with our contractors.  This is a seasonal location in the college town which is anchored by Bowling Green State University.  We hope to complete this project before school starts in August 2022.  This will be a proof of concept of our Rapid Fired Pizza & Taproom 5,000 square foot format.  We believe this upgrade will endear us to the south side of town off-campus students, faculty and other local fans thereby reducing our dependency on the full load of more than 30,000 students who are only on-campus Sept-Dec and Feb-May. This restaurant operates at about 75% capacity when the bulk of the students are away during the low attendance winter and summer semesters but is a top performing location when the full campus is in session.

•We are deferring action on our plans to develop a Rapid Fired Pizza & Taproom in a Detroit, Michigan suburb at a site the Company has already evaluated and selected with a lease pending in partnership with a pending Rapid Fired Franchising Area Developer who would also become the owner-operator for that location as part of three store plan that potentially also will include a one or more Hot Head Mexican Grill & Cantinas. That plan includes sites the Company has already evaluated with the same landlord in other Detroit suburbs along with an Ann Arbor, MI location, each of which would include the financial participation of one or more pending joint venture or limited partners in that market. The

Company anticipates that the Detroit suburb location, which is an existing retail building conversion, can proceed swiftly once we have raised sufficient working capital and our matching funds for the down payment from share sales of our offering.  We originally envisioned opening this first Michigan location by Q1 2020 followed by the others at six month intervals.  We believe we will restart the location selection effort with the pending Area Developer in Q2 2022 with the objective identifying viable locations by Q3 2022.  It appears that we may focus on location suitable for a large format Hot Head Cantina for the initial location instead of a Rapid Fired Pizza & Taproom as the Hot Head brand performed significantly better during the Covid disruption of 2020-21.

•Proceed with plans to develop a Hot Head Burritos Cantina instead of a Rapid Fired Pizza & Taproom in a Toledo, Ohio suburb site, for the same reasons mentioned above, that the Company has already evaluated with a landlord related to several of the sites noted above. That location may be developed in conjunction with pending limited partners and the Company intends to promote an existing employee to become the restaurant owner-operator. This site and partner remain a high priority as they are within our Toledo operational footprint.  We will delay action on this site until one of the other large format Rapid Fired Pizza & Taprooms is fully operational including possibly the Bowling Green upgrade, the Lima upgrade or the pending new location construction in Findlay.  We are actively considering locations from our major landlord partners who each of properties with openings due to retail and restaurant operator “Covid failures” in otherwise great locations.

Independent franchisees of the Hot Head Franchising and Rapid Fired Franchising systems were proceeding at a steady pace of new store openings per brand before the COVID-19 crisis.  Each brand saw franchisees open about 5 restaurants in 2020 that were already underway when Covid disruption began.  One of those Hot Head Burritos even set a grand-opening sales record. Both brands had very limited new store openings in 2021. We are confident both brands will return to full speed development when construction crews, city planners and suppliers are all back at full capacity in a couple of months.  We remain committed to becoming the largest independent operator of Hot Head Burritos and Rapid Fired Pizza restaurants when the brands collectively reach 200 locations. Simply executing on commitments with existing Area Developers over the next three years should enable us collectively to achieve these goals.

Trend Information

Upon qualification of this Offering, the Company believed that the restaurant development and enhancement projects outlined above would enable it to create additional cash flows from existing operations and open up to eight new restaurants in locations that were already being actively evaluated or were in the lease negotiation stages. The Company believed this may have created the opportunity for the Company to become cash flow positive in 2022 as it invested the funds raised in this Offering in restaurants with up to eight new restaurant owner-operators to build new Hot Head Burritos and Rapid Fired Pizza restaurants. Contingencies existed in all cases including the number of Class B Units actually sold, securing regulatory and financing approvals as well as negotiation of tenant leases and construction contracts that would affect the Company’s ability to execute these plans as forecasted.

Clearly, none of us could have anticipated the COVID-19 crisis, the impact on our business, our families, our patrons and our partnerships.  Amazingly enough, it put us to the test and we came through for our people and our Tasty Equity investors.  We cannot predict the future and many challenges certainly lie ahead, but as noted above, Hot Head Burritos was actually launched as a business in 2007 just before the great recession of 2008-2012.  We are undaunted by adversity and believe that our history as a business and as a family of overachieving brothers bodes well for us and our Tasty Equity investors.

We may be a bit behind plan with our projects sliding into 2022 but we are committed to the path we are on.

It important to note that the company embraces the restaurant development specific provisions of the Tax Cut & Jobs Act of 2017. Those provisions create the opportunity for the Company and its owner-operators to receive 100% tax write-off incentives for qualifying direct expenses associated with the development of each new restaurant business so long as that business is a leasehold tenant and does not own the real estate that it occupies. Tasty Equity does not own real estate, nor does it intend to acquire or develop real estate. Tasty Equity is specifically working with real estate development partners who will acquire, develop and lease back to Tasty Equity and its owner-operators new, prime retail locations on very favorable terms that still allow Tasty Equity to qualify for the job creation and business ownership opportunity creation incentives of the Tax Cut & Jobs Act. Those incentives create an opportunity for Tasty Equity to generate cash flows from operations that are substantially greater than would otherwise be possible and continue to reinvest them in more stores potentially increasing the value of the Company for Tasty Equity investors.

With respect to historical trends, several factors had a material impact on the profitability of the restaurants it operated in 2017 and 2018 with owner-operators including:

The Company, in conjunction with an owner-operator, acquired its two Hot Head Burritos restaurants in October 2017 from a significantly underperforming franchisee that demonstrated material disregard for the guidance of Hot Head Franchising. The Company acquired the two stores in a single transaction a valuation established by its banker as 65% of the actual market value of the stores in distressed sale as the former owner had an unrelated business failure and was facing bankruptcy. The sale was consummated within 14 days’ notice of the stores being offered for sale as the operator urgently needed the cash. Tasty Equity, along with the owner-operators and partner in each restaurant, invested more than $50,000 in the pair of stores to execute a turn- around plan in conjunction with Hot Head Franchising and within six months both stores were top performing in their district. The investments included heavy marketing expenditures, correcting excess food and labor cost issues, re-staffing the stores, repairing or replacing equipment ranging from hot tables and cold tables to HVAC systems due to deferred maintenance and correcting excessive food and labor cost issues. Those two restaurants are now well performing and modestly profitable and per above they just completed full digital upgrades and remodels under our supervision for both stores bringing the stores up to current brand standard adding pylon signage for one that never had it. We anticipate that those two stores will contribute to Tasty Equity profits from operations in 2021 and beyond as they returned to full capacity once the Covid 50% dining room restrictions are relieved.

The Tasty Equity team, led by Chris and Peter Wiley, pioneered Self-Pour alcohol for the brands in its Bowling Green, Ohio Rapid Fired Pizza restaurant. This required significant investments in marketing and management time onsite to perfect the additional operations procedures and establish policies, procedures and systems to manages the sale of Self-Pour alcohol. The Company also participated with Ray’s corporate stores and deployed direct pizza delivery the startup of which incurred excessive labor costs and delivery service specific expenses and additional marketing. All delivery services have been converted to third-party delivery services such as Uber Eats, GrubHub and DoorDash due to transform the fixed cost of delivery to variable cost and leverage the scalable capacity of those services. The combined cost overruns related to food and labor costs in 2018 for those projects accounted for more than $50,000 in direct expenses combined with food and labor cost overruns that impacted Tasty Equity along with the owner-operator and other partners in that restaurant. That restaurant continues to be among the top performing stores in the franchise system and with those cost issues behind us we anticipate that Tasty Equity will realize profits from operations and distributions from it in the balance of 2021 and beyond so long as it returns to pre-Covid sales volume once the 50% dining room restrictions are relieved.

Because the Company is still in the startup phase of its owner-operator program, and our timing has been a bit disrupted by the delayed launch of our Offering and then the COVID-19 crisis and market collapse occurred just 90 days into our Offering, the Company will be rapidly expanding that model with the support of investors, the Company is unable to identify any recent trends in its own revenue or expenses since the latest financial year prior to the COVID-19 crisis.  While it has been disruptive to our revenues, the swift action by the government, our landlords and bankers has enabled us to stay the course with effectively cashflow neutral operations. The economic recovery from the COVID-19 crisis is uncertain but one thing is for sure:  our patrons love our food, have packed our queue lines to pick it out just the way they want it even if they have to carry it out to eat at home or tailgate in our parking lots.  This disrupted our persistent year over year sales comparisons and thus, the Company is unable to identify any known trends, uncertainties, demands, commitments or events involving its business that are reasonably likely to have a material effect on its revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Offering to not be indicative of future operating results or financial condition.  That all said, the nine Hot Head Burritos locations we operate have all consistently generated nearly 10% year over year, same store sales gains in both 2020 and 2021 and, now continuing to do so in 2022.  This is an absolutely outstanding achievement which is even more remarkable as we are one of only 20% of Fast Casual brands that is running both Sale Gains and Customer Count Traffic Gains vs the pre-pandemic 2019 sales levels.

The Company believes that the market demand for Fast Casual dining, especially combined with the new and market leading Self-Pour alcohol systems and will continue to be strong subject to economic conditions in the United States remaining consistent or continuing improve. Not specific to the Company, but the trends in the general market appear to favor a growing market outlook, with the Fast Casual market segment demonstrating a compound annual growth rate of 9% in the prior 9 years.1 The “fast food” market is more than $200 billion according to a Franchise HELP

1 https://www.restaurant.org/Downloads/Events/FCIC/17_SHOW_PPT_5-4-compressed report2 with the pizza market segment is reportedly now at $45.73 billion3 and still growing steadily. Mexican food is among those top 5 market segments4 led by competitors like Chipotle with more than 2,400 locations5 which does not offer franchising and is not available to independent owner-operators but is continuing to open new stores. Moreover, our stores are performing well in markets where Chipotle operates, and Mod Pizza has entered our markets without impacting our sales, then both of their locations failed and closed in 2020 and 2021. As a result, the Company sees a good opportunity for growth in the U.S.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

 The Company has identified the policies outlined below as critical to its business operations and an understanding of its results of operations. The list is not intended to be a comprehensive list of all of the Company’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on the Company’s business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect the Company’s reported and expected financial results. Note that the Company’s preparation of the consolidated financial statements requires it to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of its consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Income taxes are one such critical accounting policy. The members of the Company elected to be taxed as a C-Corporation in January 2018. Accordingly, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus or minus the net change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax assets to the amount that will more likely than not be realized.

The company adheres to the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (ASC Topic

2 https://www.franchisehelp.com/industry-reports/fast-food-industry-analysis-2018-cost-trends/

3 http://www.pmq.com/December-2018/The-2019-Pizza-Power-Report-A-State-of-the-Industry-Analysis/

4 https://www.franchisehelp.com/industry-reports/fast-food-industry-analysis-2018-cost-trends/

5 https://ir.chipotle.com/2018-07-26-Chipotle-Announces-Second-Quarter-2018-Results

606), which replaces numerous requirements in U.S. GAAP, including industry-specific requirements, and provides companies with a single revenue recognition model for recognizing revenue from contracts with customers. Additional disclosures required by ASC Topic 606 are presented within the aforementioned Revenue Recognition policy disclosure.

Revenue Recognition

The Company’s contemplates two sources of cashflow. The first is the Company generates revenue as fee income through services provided to affiliates via agreements referred to as its proprietary Franchise Management Services (“FMS”) agreements. Fees for such services are determined based on those FMS service contracts, 4 of which have been executed to date. The Company will recognize revenue in accordance with the provisions of FASB ASC 606, Revenue from Contracts with Customers. Revenues will be recognized in an amount that reflects the consideration that the Company expects to be entitled to in exchange for the services delivered. Such revenues will be recognized over time as services are provided.  The Company implemented FMS service contracts with its existing three affiliates effective August 2020.  The Company anticipates executing a variation of the FMS agreements in conjunction with the 7 restaurants it is helping a group of parties acquire from the retiring Hot Head Burritos Franchisee in Cleveland and Pittsburgh.

The second is through investments in affiliates. Investments in partnerships and less-than-majority owned subsidiaries in which the Company does not have control, but has the ability to exercise significant influence over operating financial policies through both the Operating Agreements that govern the rights of LLC Members, appointment of the Company’s own personnel as Officers or Managers of those franchisee entities and the provisions of the FMS agreements relative to profit distributions, are accounted for using the equity method of accounting. The equity method investments are shown on the Company's balance sheet as "Investment in affiliates," and the Company's share of earnings or losses from these investments are shown in the accompanying statement of operations as "Equity loss of affiliates."

Equity method investments are initially recognized at cost which is the same as the price paid to acquire the holding in the investee. Under the equity method, the carrying amount of the equity affiliate is adjusted annually by the percentage of any change in its equity corresponding to the Company's percentage interest in these equity affiliates. The carrying costs of these investments are also increased or decreased to reflect additional contributions or withdraws of capital. Any difference in the book equity and the Company's pro rata share of the net assets of the investment will be reported as gain or loss at the time of the liquidation of the investment.

Additional Company Matters

The Company has not filed for bankruptcy protection nor has it ever been involved in receivership or similar proceedings. The Company is not presently involved in any legal proceedings material to the business or financial condition of the Company. The Company does not anticipate any material reclassification, merger, consolidation, or purchase or sale of a significant proportion of assets (not in the ordinary course of business) during the next 12 months.

Item 3. Directors and Officers

Please see information contained in section entitled  “MANAGERS AND EXECUTIVE OFFICERS” in our SEC filing at

https://www.sec.gov/Archives/edgar/data/0001766914/000176691421000005/0001766914-21-000005-index.htm

Item 4. Security Ownership of Management and Certain Securityholders

Please see information contained in section entitled  “SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS” in our SEC filing at

https://www.sec.gov/Archives/edgar/data/0001766914/000176691421000005/0001766914-21-000005-index.htm

Item 5. Interest of Management and Others in Certain Transactions

Please see information contained in section entitled  “INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN RELATED-PARTY TRANSACTIONS AND AGREEMENTS” in our SEC filing at

https://www.sec.gov/Archives/edgar/data/0001766914/000176691421000005/0001766914-21-000005-index.htm

Item 6. Other Information

None.

Item 7. Financial Statements

Please see attached audited financial statements following the signature page below

Item 8. Exhibits

Index to Attached Exhibits

Consent of Independent Auditors (Exhibit 1A-11)	Page 35

Index to Linked Exhibits

Broker-Dealer Agreement	1A-1
Charters (including amendments)	1A-2A
Bylaws	1A-2B
Form of Subscription Agreement	1A-4
Material Contracts	1A-6

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Wiley Area Development LLC d/b/a Tasty Equity

By: /s/ Byron C. (Chris) Wiley

President (Principal Executive Officer) and Manager

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Byron C. (Chris) Wiley

Byron C. (Chris) Wiley

President (Principal Executive Officer) and Manager

April 29, 2021

By: /s/ Peter A. Wiley

Peter A. Wiley

Treasurer (Principal Financial Officer and Principal Accounting Officer) and Manager

April 29, 2021

________________________________________________________________________

EXHIBIT

FINANCIAL STATEMENTS

________________________________________________________________________

WILEY AREA DEVELOPMENT, LLC

FINANCIAL STATEMENTS

For the years
Ended
December 31, 2021 and 2020

CLARK SCHAEFER HACKETT
BUSINESS ADVISORS

INDEPENDENT AUDITORS' REPORT

To the Members
Wiley Area Development, LLC

Opinion

We have audited the accompanying financial statements of Wiley Area Development, LLC (an Ohio corporation), which comprise the balance sheets as of December 31, 2021 and 2020, and the related operations and changes in members' equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wiley Area Development, LLC as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Wiley Area Development, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated sufficient cash in order to fund its operations and has stated that substantial doubt exists about its ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Wiley Area Development, LLC's ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

cshco.com

Auditors' Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

- Exercise professional judgment and maintain professional skepticism throughout the audit.
- Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Wiley Area Development, LLC's internal control. Accordingly, no such opinion is expressed.
- Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
- Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Wiley Area Development, LLC's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Clark, Schaefer, Hackett & Co.

Dayton, Ohio
April 29, 2022

WILEY AREA DEVELOPMENT, LLC
BALANCE SHEETS
As of December 31, 2021 and 2020

ASSETS

	December 31, 2021		December 31, 2020	
CURRENT ASSETS				
CASH	$	11,466	$	60,473
RESTRICTED CASH		-		385
ACCOUNTS RECEIVABLE - RELATED PARTY		50,062		16,732
TOTAL CURRENT ASSETS		61,528		77,590
PROPERTY AND EQUIPMENT, net		1,301		1,762
OTHER ASSETS				
INVESTMENT IN AFFILIATES		232,892		158,772
TOTAL OTHER ASSETS		232,892		158,772
TOTAL ASSETS	$	295,721	$	238,124

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)

	December 31, 2021		December 31, 2020	
CURRENT LIABILITIES				
ACCOUNTS PAYABLE	$	113,688	$	16,770
ACCRUED PAYROLL		2,434		1,257
LOANS FROM AFFILIATES		95,600		-
NOTES PAYABLE AND ACCRUED INTEREST		700,163		637,349
TOTAL CURRENT LIABILITIES		911,885		655,376
LONG TERM DEBT		500,000		500,000
MEMBERS' EQUITY (DEFICIT)		(1,116,164)		(917,252)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$	295,721	$	238,124

SEE NOTES TO FINANCIAL STATEMENTS.

WILEY AREA DEVELOPMENT, LLC
STATEMENTS OF OPERATIONS AND CHANGES IN MEMBERS' EQUITY (DEFICIT)
For the years ended December 31, 2021 and 2020

	12 Months Ended Dec. 31, 2021		12 Months Ended Dec. 31, 2020	
REVENUE				
MANAGEMENT FEE	$	111,589	$	40,338
REIMBURSED EXPENSE INCOME		120,089		3,381
TOTAL REVENUE		231,678		43,719
OPERATING EXPENSES				
PROFESSIONAL FEES		243,031		269,411
ADVERTISING & MARKETING		265,201		182,501
OFFICE EXPENSE		32,020		29,790
BANK CHARGES		1,469		3,777
LICENSES		104		1,000
TRAVEL AND LODGING		14,354		7,285
MEALS AND ENTERTAINMENT		35		1,475
DEPRECIATION		461		439
COMPENSATION		60,813		222,073
OTHER ADMINISTRATIVE EXPENSES		102,735		2,782
TOTAL EXPENSES		720,223		720,533
LOSS FROM OPERATIONS		(488,545)		(676,814)
OTHER INCOME (EXPENSE)				
INTEREST EXPENSE		(110,251)		(102,371)
INTEREST INCOME		2		9,151
OTHER INCOME		-		10,000
EQUITY INCOME (LOSS) IN AFFILIATES		74,120		(23,795)
NET LOSS	$	(524,674)	$	(783,829)
CHANGES IN MEMBERS' EQUITY:				
MEMBERS' EQUITY (DEFICIT) - BEGINNING OF YEAR	$	(917,252)	$	(296,176)
ISSUANCE OF CLASS B UNITS		325,762		162,753
NET LOSS		(524,674)		(783,829)
MEMBERS' EQUITY (DEFICIT) - END OF YEAR	$	(1,116,164)	$	(917,252)
PER UNIT AMOUNTS:				
BASIC EARNINGS PER UNIT	$	(0.06)	$	(0.09)
DILUTED EARNINGS PER UNIT	$	(0.06)	$	(0.09)

SEE NOTES TO FINANCIAL STATEMENTS.

WILEY AREA DEVELOPMENT, LLC
STATEMENTS OF CASH FLOWS
For the years ended December 31, 2021 and 2020

	12 Months Ended Dec. 31, 2021	12 Months Ended Dec. 31, 2020
CASH FLOW FROM OPERATING ACTIVITIES:		
NET LOSS	$ (524,674)	$ (783,829)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH		
USED IN OPERATING ACTIVITIES:		
DEPRECIATION	461	439
IN-KIND SERVICES EXPENSE	-	32,000
NON-CASH COMPENSATION COST	(10,500)	192,973
EQUITY (INCOME) LOSS IN AFFILIATES	(74,120)	23,795
CHANGES IN OPERATING ASSETS AND LIABILITIES		
ACCOUNTS RECEIVABLE	(33,330)	(16,732)
ACCRUED INTEREST ON LOANS TO MEMBERS	-	(9,096)
ACCOUNTS PAYABLE	96,918	16,770
ACCRUED PAYROLL	1,177	1,257
ACCRUED INTEREST ON NOTES PAYABLE	62,814	63,958
NET CASH USED IN OPERATING ACTIVITIES	(481,254)	(478,465)
CASH FLOW FROM INVESTING ACTIVITIES:		
PURCHASE OF PROPERTY & EQUIPMENT	-	(1,284)
LOAN TO MEMBERS	-	(92,431)
PAYMENTS RECEIVED ON LOANS TO MEMBERS	10,500	-
INVESTMENT IN AFFILIATES	-	(18,579)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	10,500	(112,294)
CASH FLOW FROM FINANCING ACTIVITIES:		
CLASS B UNITS ISSUED	325,762	162,753
LOANS FROM AFFILIATES	95,600	-
PROCEEDS FROM NOTES PAYABLE	-	515,000
PAYMENTS ON NOTES PAYABLE	-	(29,108)
NET CASH PROVIDED BY FINANCING ACTIVITIES	421,362	648,645
INCREASE (DECREASE) IN CASH	(49,392)	57,886
CASH - BEGINNING OF YEAR	60,858	2,972
CASH - END OF YEAR	$ 11,466	$ 60,858

SEE NOTES TO FINANCIAL STATEMENTS.

WILEY AREA DEVELOPMENT, LLC
STATEMENTS OF CASH FLOWS
For the years ended December 31, 2021 and 2020

		12 Months Ended Dec. 31, 2021		12 Months Ended Dec. 31, 2020
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:				
RECONCILIATION OF CASH PRESENTED IN THE BALANCE SHEET:				
CASH	$	11,466	$	60,473
RESTRICTED CASH		-		385
	$	11,466	$	60,858
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:				
CASH PAID FOR INTEREST	$	49,937	$	38,414
CASH PAID FOR TAXES	$	-	$	-
NON-CASH FINANCING ACTIVITIES:				
CAPITALIZED INTEREST	$	19,606	$	40,358
IN-KIND SERVICES EXPENSE		-		32,000
	$	19,606	$	72,358

SEE NOTES TO FINANCIAL STATEMENTS.

WILEY AREA DEVELOPMENT, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following accounting principles and practices of Wiley Area Development, LLC (the "WD" or "Company") are set forth to facilitate the understanding of data presented in the financial statements:

Nature of operations

Wiley Area Development, LLC, which also does business as Wiley Development Group and Tasty Equity was founded on February 20, 2017, to serve as the operating partner to independent restaurant owner operator ("ROs") franchisees of Rapid Fired Pizza Franchising and Hot Head Burritos Franchising, located in northern Ohio. The Company will invest alongside ROs, providing initial working capital to fund the startup costs that occur prior to securing bank financing based upon a bank pre-approval for each RO. In addition, the Company will provide advisory services related to site selection, restaurant design, operations and serve as the back office operating partner for each RO. As of December 31, 2021, the principals of the Company have sponsored three ROs in the development of two Rapid Fired Pizza restaurants and two Hot Head Burrito restaurants. The assets of the Rapid Fired Pizza location originally planned for Findlay will be relocated to a similar location in Youngstown in 2022.

The Company entered into an agreement with a franchisee of Hot Head Burritos, a related party, to perform back-office and executive supervisory functions on behalf of the client for 7 locations in the vicinity of Cleveland, Youngstown and Pittsburgh, Pennsylvania. The Company will perform these services on a cost recovery plus management fee basis. The Company's agreement is on a month to month basis as a contractor with the client.

The Company's financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company generates some cash through management services with affiliates as well as funding operations through advances on short-term notes payable, equity contributions from members and Regulation A+ public offering. The future viability of the Company is largely dependent upon its ability to raise additional capital to finance its operations. Management expects that future sources of funding may include sales of equity, obtaining loans or other strategic transactions. Although management continues to pursue these plans, there is no assurance the Company will be successful in obtaining sufficient financing on terms acceptable to the Company to fund continuing operations, if at all. These circumstances raise substantial doubt on the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Through December 31, 2021 the Company has raised $492,078 through the issuance of Class B units.

Basis of presentation

The financial statements of the Company have been prepared on the accrual basis. Financial statement presentation follows accounting principles generally accepted in the United States of America ("GAAP") as contained in the Accounting Standards Codification ("ASC") issued by the Financial Accounting Standards Board ("FASB").

Cash

Restricted cash includes amounts serving as collateral and held within accounts. Access to the balances within such accounts is restricted and controlled by the lender.

SEE NOTES TO FINANCIAL STATEMENTS.

WILEY AREA DEVELOPMENT, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

Fair values of financial instruments

Financial instruments consist primarily of cash, loans to members and investments in affiliates. Management estimates that the fair values of cash, advances to affiliates and loans to members approximate the carrying value recorded in the accompanying balance sheet. The Company's investments in affiliates represent minority interests in closely held businesses operating restaurant franchises. As there is no active market for these investments, management has determined that it is not practical to estimate the fair value of the units held. Management estimates that the carrying value of notes payable approximates fair value based on current rates available for debt instruments with similar characteristics.

Investments in affiliates

Equity method investments are evaluated annually to determine if declines in value have occurred that are other than temporary in nature.

Revenue recognition

The Company generates revenue through services provided to affiliate and non affiliate stores. Fees for such services are based on service contracts, which were executed as of August 1, 2020 and June 1, 2021. The Company will recognize revenue in accordance with the provisions of FASB ASC 606, *Revenue from Contracts with Customers*. Revenues are recognized in an amount that reflects the consideration what the Company expects to be entitled to in exchange for the services delivered. Such revenues are recognized over time as services are provided. The Company's revenues do not include a significant financing component and do not include variable consideration.

SEE NOTES TO FINANCIAL STATEMENTS.

WILEY AREA DEVELOPMENT, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

Depreciation

The Company capitalizes major additions and improvements while costs to maintain present assets are expensed as incurred. Property and equipment are depreciated using the straight-line, half-year method over useful lives according to the asset classification, as follows:

CLASS	USEFUL LIFE	METHOD
Computer equipment	5 Years	Straight-line
Machinery and equipment	7 Years	Straight-line
Vehicles	5 Years	Straight-line

Advertising

The Company expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 2021 and 2020, is $265,201 and $182,501, respectively.

Income taxes

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	12/31/21	12/31/20
Computer Equipment	$ 2,303	$ 2,303
	2,303	2,303
Less accumulated depreciation	(1,002)	(541)
	$ 1,301	$ 1,762

Depreciation expense for the year ended December 31, 2021 is $461 and for the year ended December 31, 2020 is $439.

SEE NOTES TO FINANCIAL STATEMENTS.

WILEY AREA DEVELOPMENT, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

NOTE 3 - INVESTMENT IN AFFILIATES:

The Company holds 18% interest in Wiley Ventures, LLC, Wiley Ventures II, LLC, WD RFP Findlay, LLC and WD HHB Toledo, LLC. The Company's direct ownership interest, along with the ownership interest of the Company's members provides significant influence over the investees. The following summarizes the Company's activity with Wiley Ventures, LLC, Wiley Ventures II, LLC, WD HHB Toledo, LLC and WD RFP Findlay, LLC as of December 31, 2021:

	Beginning Balance	2021 Contributions	2021 Draws	Company's Portion of Income	Equity Investment
Wiley Ventures	$ 62,078	$ -	$ -	$ 34,494	$ 96,572
Wiley Ventures II	18,846	-	-	13,340	32,186
WD HHB Toledo	6,265	-	-	26,286	32,551
WD RFP Findlay	71,583	-	-	-	71,583
	$ 158,772	$ -	$ -	$ 74,120	$ 232,892

Condensed balance sheets as of December 31, 2021, revenues and net income and cash flows for the year ended December 31, 2021, are as follows:

	Wiley Ventures	Wiley Ventures II	WD HHB Toledo	WD RFP Findlay
Current Assets	$ 900,595	$ 113,570	$ 478,749	$ -
Property and Equipment	215,715	279,787	305,192	-
Non-Current Assets	46,431	41,730	3,420	71,583
	$ 1,162,741	$ 435,087	$ 787,361	$ 71,583
Current Liabilities	$ 204,145	$ 214,792	$ 181,189	$ -
Long-Term Debt	696,234	171,408	510,388	-
	900,379	386,200	691,577	-
Members' Equity	262,362	48,887	95,784	71,583
	$ 1,162,741	$ 435,087	$ 787,361	$ 71,583
Revenues	$ 877,382	$ 724,659	$ 1,322,276	$ -
Non-recurring Income	$ 200,986	$ 203,931	$ 256,241	$ -
Net Income	$ 191,635	$ 74,113	$ 146,033	$ -

SEE NOTES TO FINANCIAL STATEMENTS.

WILEY AREA DEVELOPMENT, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

	Wiley Ventures	Wiley Ventures II	WD HHB Toledo	WD RFP Findlay
Cashflows from operating activities	$ 156,075	$ 28,325	$ (24,219)	$ -
Cashflows from investing activities	(225,600)	20,000	(129,143)	-
Cashflows from financing activities	293,638	(52,515)	273,867	-
Net increase (decrease) in cash	$ 224,113	$ (4,190)	$ 120,505	$ -

The following summarizes the Company's activity with Wiley Ventures, LLC, Wiley Ventures II, LLC, WD HHB Toledo, LLC and WD RFP Findlay, LLC, as of December 31, 2020:

	Beginning Balance	2020 Contributions	2020 Draws	Company's Portion of Income (Loss)	Equity Investment
Wiley Ventures	$ 57,330	$ -	$ -	$ 4,748	$ 62,078
Wiley Ventures II	38,033	319	-	(19,506)	18,846
WD HHB Toledo	15,302	-	-	(9,037)	6,265
WD RFP Findlay	53,323	18,260	-	-	71,583
	$ 163,988	$ 18,579	$ -	$ (23,795)	$ 158,772

Condensed balance sheets as of December 31, 2020, revenues and net income (loss) and cash flows for the year ended December 31, 2020, are as follows:

	Wiley Ventures	Wiley Ventures II	WD HHB Toledo	WD RFP Findlay
Current Assets	$ 276,505	$ 36,495	$ 165,987	$ -
Property and Equipment	266,633	337,292	205,764	-
Non-Current Assets	49,829	44,172	3,762	71,583
	$ 592,967	$ 417,959	$ 375,513	$ 71,583
Current Liabilities	$ 61,104	$ 148,778	$ 125,925	$ -
Long-Term Debt	459,336	379,435	298,837	-
	520,440	528,213	424,762	-
Members' Equity (Deficit)	72,527	(110,254)	(49,249)	71,583
	$ 592,967	$ 417,959	$ 375,513	$ 71,583
Revenues	$ 732,434	$ 611,644	$ 1,109,913	$ -
Net Income (Loss)	$ 26,375	$ (108,367)	$ (50,205)	$ -

SEE NOTES TO FINANCIAL STATEMENTS.

WILEY AREA DEVELOPMENT, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

	Wiley Ventures	Wiley Ventures II	WD HHB Toledo	WD RFP Findlay
Cashflows from operating activities	$ 77,742	$ (38,459)	$ (6,327)	$ -
Cashflows from investing activities	(56,950)	51,550	(17,987)	-
Cashflows from financing activities	136,299	6,551	162,145	-
Net increase in cash	$ 157,091	$ 19,642	$ 137,831	$ -

During 2021, funds were loaned from the affiliates to a related party operating entity, partially owned by the members of the Company, to provide bridge funding for the acquisition of the restaurants in northeast Ohio. At December 31, 2021, the related party operating entity owed Wiley Ventures, LLC a balance of $220,000 and owed Wiley Ventures II, LLC a balance of $30,000. There balances are reflected as current assets on the affiliates on the condensed balance sheets previously presented.

NOTE 4 - NOTES PAYABLE

On October 30, 2020, the Company's note with Times Square Ventures in the amount of $235,000 with an interest rate of 18% was retired and replaced with a new note with Time Square Ventures where a portion of the interest due was capitalized into the new note in the amount of $250,000, with an interest rate of 18% with a maturity date of July 27, 2021 and with quarterly interest payments of $11,250 due January 28, 2021, April 28, 2021 and July 27, 2021. On July 27, 2021, the Company's note with Times Square Ventures in the amount of $250,000 with an interest rate of 18% was amended and extended with a new maturity date of April 21, 2022 and quarterly interest payments of $11,250 will be due January 28, 2022, April 21, 2022. As of the date of the report, management was negotiating an extension of this note. The note inclusive of the accrued interest, had a total amount due of $257,000 as of December 31, 2021. The note is secured by a personal guarantee by the founding members and a security interest in membership units held by the members in related entities. In addition, the proceeds for the loan are required to be held in an account under the control of the lender.

On April 21, 2020, the Company's note with Times Square Ventures in the amount of $150,000 with an interest rate of 18% was retired and replaced with a new note with Time Square Ventures where a portion of the interest due was capitalized into the new note in the amount of $163,750, with an interest rate of 18% and a maturity date of January 19, 2021. On January 19, 2021, the Company's note with Times Square Ventures in the amount of $163,750 with an interest rate of 18% was retired and replaced with a new note with Time Square Ventures where a portion of the interest due was capitalized into the new note in the amount of $183,356, with an interest rate of 18% and a maturity date of July 12, 2022. The note inclusive of the accrued interest, had a total amount due of $208,608 as of December 31, 2021. The note is secured by a personal guarantee by the founding members and a security interest in membership units held by the members in related entities. In addition, the proceeds for the loan are required to be held in an account under the control of the lender.

The balance due under both notes payable to Times Square Ventures, including accrued interest was $466,108 at December 31, 2021 and $433,400 at December 31, 2020.

	12/31/21	12/31/20
Notes Payable	$ 433,354	$ 413,750
Accrued Interest	32,754	19,650
	$ 466,108	$ 433,400

SEE NOTES TO FINANCIAL STATEMENTS.

WILEY AREA DEVELOPMENT, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

On April 11, 2019, the Company entered into a convertible note payable in the amount of $100,000 with a minority member of the Company. The note bears interest at 8% per annum and with a maturity due date of December 31, 2022, subject to an accelerated maturity date if the proceeds from the Company's Offering reach $500,000. In the event that the Offering fails to raise $500,000 and the Company fails to repay the note, the principal and interest due by the maturity date, then the note is convertible into units representing 10% of the outstanding Class A membership units, which shall be transferred to the holder by the two founding members of the Company. The balance due under this note payable, including accrued interest, was $121,667 at December 31, 2021 and $113,667 at December 31, 2020.

	12/31/21	12/31/20
Note Payable	$ 100,000	$ 100,000
Accrued Interest	21,667	13,667
	$ 121,667	$ 113,667

On November 18, 2019, the Company entered into a convertible note payable in the amount of $25,000 with Brand Imperatives SSG, LLC. The Company added to the note in the amount of $15,000 in January 2020. The Company also received services in kind, in the amount of $32,000 through July 2020. The note has an interest rate of 8% and an original maturity date of November 18, 2020. However, during 2022, Brand Imperatives SSG, LLC informed the Company of their desire to terminate the agreement and have their note repaid. The Company and Brand Imperatives SSG, LLC are negotiating the termination agreement but it remained ongoing as of the date the financial statements were available to be issued. The balance due under this note payable, including accrued interest, was $83,053 at December 31, 2021 and $77,262 at December 31, 2020.

	12/31/21	12/31/20
Note Payable	$ 72,000	$ 72,000
Accrued Interest	11,053	5,262
	$ 83,053	$ 77,262

The Company received an Economic Injury Disaster Loan (EIDL) from the Small Business Administration (SBA) on April 19, 2020 in the amount of $500,000. Payments are deferred for twenty four months, to begin April 19, 2022 with an interest rate of 3.75% over a 30 year term. The balance due under this note payable, including accrued interest, was $529,334 and $513,200 as of December 31, 2021 and 2020, respectively. This note is subject to various restrictions. The Company can not distribute assets, make any advances or loans, bonuses to any owner or partner or any of its employees or to any company directly or indirectly affiliated with or controlled by the Company without the prior written consent of the Small Business Administration. The Company made advances to members totaling $63,500 after April 19, 2020. The Company believes sufficient funding was received from other sources and no EIDL proceeds were advanced to members.

	12/31/21	12/31/20
Note Payable	$ 500,000	$ 500,000
Accrued Interest	29,334	13,020
	$ 529,334	$ 513,020

SEE NOTES TO FINANCIAL STATEMENTS.

WILEY AREA DEVELOPMENT, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

Futures maturities of notes payable are as follows:

Years Ending December 31,	Amount
2022	$ 700,163
2023	9,575
2024	9,940
2025	10,319
2026	10,713
Thereafter	459,453
	$ 1,200,163

NOTE 5 - MEMBERS' EQUITY

On March 8, 2019, the Company's members amended and restated the operating agreement to increase the permitted number of units from 180,000 Class A (voting) units and 20,000 Class B (non-voting) units to 9,000,000 Class A (voting) units and 1,000,000 Class B (non-voting) units. Class A units outstanding at December 31, 2021 and December 31, 2020 were 9,000,000. Class B units outstanding at December 31, 2021 and 2020 were 118,791 and 40,998, respectively.

Distributions to members may occur from the net proceeds received from a direct or indirect sale of a restaurant location. Such proceeds shall be distributed within 120 days of the end of the calendar year in accordance with the following formula ("Sharing Ratio"): 1) To each holder of Class B units up to the amount of the purchase price paid for such Class B units; 2) 60% to the holders of Class A units and 40% to the holders of Class B units. In addition, the Company may, from time to time, make additional distributions to members, subject to the Sharing Ratio.

Changes in membership units outstanding and members' equity (deficit) for the years ended December 31, 2021 and December 31, 2020 were as follows:

	Class A Units	Class B Units	Class A Members' Contributions	Class B Members' Equity	Accumulated Losses	Total Members' Equity (Deficit)
Balance - January 1, 2020	9,000,000	750	$ 156,663	$ 3,563	$ (456,402)	$ (296,176)
Issuance of member units		40,248	-	162,753		162,753
Net Loss	-	-	-	-	(783,829)	(783,829)
Balance - December 31, 2020	9,000,000	40,998	$ 156,663	$ 166,316	$ (1,240,231)	$ (917,252)
Issuance of member units		77,793	$ -	$ 325,762	$ -	$ 325,762
Net Loss	-	-	-	-	(524,674)	(524,674)
Balance - December 31, 2021	9,000,000	118,791	$ 156,663	$ 492,078	$ (1,764,905)	$ (1,116,164)

SEE NOTES TO FINANCIAL STATEMENTS.

WILEY AREA DEVELOPMENT, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

NOTE 6 - INCOME TAXES

The components of income tax expense (benefit) for the years ended December 31, 2021 and December 31, 2020, were as follows:

	2021	2020
Deferred tax benefit	$ (300,900)	$ (172,844)
Change in valuation allowance	300,900	172,844
Tax Expense	$ -	$ -

Temporary differences between book income and taxable income for 2020 and 2021 consisted primarily of compensation cost recognized for book purposes, but not deductible for tax purposes. At December 31, 2021 and 2020, the Company had net operating loss carryforwards of $1,432,858 and $823,065, respectively, available to offset future taxable income. Due to uncertainty regarding whether the Company will realize the tax benefit of deferred tax assets associated with temporary differences and net operating loss carryforwards, a valuation allowance equal to the full amount of the estimated tax benefit has been established. As of December 31, 2021, there is no expiration on the net operating loss carryforwards.

NOTE 7 - RELATED PARTY TRANSACTIONS

The Company and certain Class A members hold membership interests in Wiley Ventures, LLC and Wiley Ventures II, LLC, which operate Rapid Fired Pizza Restaurants and WD HHB Toledo, LLC, which operates Hot Head Burritos restaurants. The Company's membership interests in Wiley Ventures, LLC, Wiley Ventures II, LLC and WD HHB Toledo, LLC are pledged as collateral for the notes payable described in Note 4.

The Company is a member of WD HHB Toledo, LLC and on December 31, 2021, the Company received a loan, in the amount of $15,000. At December 31, 2021, no formal repayment terms have been established.

The Company is a member of Wiley Ventures, LLC and through out 2021, the Company received loans, with a total amount of $80,600. At December 31, 2021, no formal repayment terms have been established.

Two of the Company's founding members are also members in WD HHB Cleveland, LLC, a separate entity, which operates seven Hot Head Burritos in Cleveland, Youngstown and Pittsburgh, Pennsylvania. The Company provides management services as described in Note 1.

The Company has advanced funds to the two founding members totaling $191,044, including accrued interest. Amounts due from one of the founding members totaled $185,539 and $176,982 at December 31, 2021 and 2020, respectively. Amounts due from the other founding member totaled $4,931 at December 31, 2021 and 2020. During 2020, the Company executed promissory notes with the members covering $115,982 for one member and $4,931 for the other member. These notes were subsequently amended during 2021 to include the entire balance outstanding at December 31, 2021. The notes are due on December 31, 2022 and bear interest at 5%. The notes are personally guaranteed by the members and secured by membership interests in the Company and other related entities. In accordance with the terms of the notes, the balances may be extinguished in the event that the Company meets certain Class B subscription goals. While the likelihood of achieving Class B subscription goals is not known, management has established a liability equal to outstanding note balances as of

SEE NOTES TO FINANCIAL STATEMENTS.

WILEY AREA DEVELOPMENT, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

December 31, 2021, totaling $191,044 and as of December 31, 2020, totaling $192,973, which is presented as a reduction in member loans in the accompanying balance sheet. Based on the remote possibility of repayment, management deemed it necessary to cease accruing interest as to not overstate income.

NOTE 8 - CONTINGENCY

In April 2022, the Company was threatened with litigation by Brand Imperatives SSG, LLC, who have informed the Company of their desire to terminate their outstanding note payable and have their capital returned. The Company and Brand Imperatives SSG, LLC are negotiating the termination agreement but it remained ongoing as of the date the financial statements were available to be issued. The nature of potential litigation and likelihood of loss is not readily determinable.

NOTE 9 - SUBSEQUENT EVENTS

The Company evaluates events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements. The accompanying financial statements considered events through April 29, 2022, the date on which the financial statements were available to be issued.

In January 2022, the Company received additional funds in the amount of $12,000 from Wiley Ventures, LLC, no formal repayment terms have been established.

In March 2022, the Company received funds, in the amount of $38,300 from Wiley Ventures II, LLC, no formal repayment terms have been established.

The Company has received payments from a member in the amount of $16,500 for repayment of the member loan.

The Company has issued an additional 6,760 Class B units in the amount of $28,198 between January 1, 2022 and March 25, 2022, the date the most recent information was available

SEE NOTES TO FINANCIAL STATEMENTS.

________________________________________________________________________

EXHIBIT 1A-11

Consent of Independent Auditors

________________________________________________________________________

CLARK SCHAEFER HACKETT
BUSINESS ADVISORS

Acknowledgment of independent Registered Public Accounting Firm

We agree to the inclusion in this Form 1-K of our report dated April 29, 2022, with respect to the financial statements of Wiley Area Development, LLC as of December 31, 2021 and 2020 and for the years then ended, filed with the Securities and Exchange Commission.

Clark, Schaefer, Hackett & Co.

Dayton, Ohio
April 29, 2022

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